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                                                                     EXHIBIT 5.1


                          [LATHAM & WATKINS LETTERHEAD]

                                ----------------

                                __________, 2002

Novatel Wireless, Inc.
9360 Towne Centre Drive, Suite 110
San Diego, California 92121

        Re: Registration for resale of [__________] shares of common stock, par value $0.01 per share, of Novatel Wireless, Inc.

Ladies and Gentlemen:

        In connection with the registration for resale of _____ shares of common stock, par value $.01 per share (the "Common Stock"), of Novatel Wireless, Inc., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 as filed with the Securities and Exchange Commission on January 18, 2002 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include: (i) 35,288,311 shares of Common Stock which are issuable upon conversion of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") issued in a December 2001 private placement transaction (the "2001 Private Placement"); (ii) _____ shares of Common Stock which are currently issuable upon exercise of certain outstanding warrants issued by the Company in connection with the 2001 Private Placement and other private placement transactions (collectively, the "Warrants"); and (iii) 5,000,000 shares of Common Stock issued to Sanmina-SCI Corporation (the "Sanmina Shares"), pursuant to that certain Settlement Agreement and Mutual Release, dated as of January 12, 2002.

        In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Common Stock and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed and that the terms of each issuance will otherwise be in compliance with law. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

        In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. We have been furnished with, and with your consent have relied upon, certificates of officers of the Company with respect to certain factual matters. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

        We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

        Subject to the foregoing, it is our opinion as of the date hereof that:

       1. The Series A Preferred Stock have been duly authorized, and assuming the conversion of the Series A Preferred Stock in accordance with its terms, the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, when issued, will be validly issued, fully paid and nonassessable;

       2. The Warrants have been duly authorized, and assuming that the full consideration for each share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, as applicable, the shares of Common Stock issuable upon exercise of the Warrants, when issued, will be validly issued, fully paid and nonassessable; and

       3. The Sanmina Shares have been duly authorized and are validly issued, fully paid and nonassessable.

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Novatel Wireless, Inc.
____________, 2002
Page 2

        We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                        Very truly yours,